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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is entered into as of December 21, 2001, by and between Skagit Engineering & Manufacturing, Inc., a Washington corporation ("Seller"), operating as the Engineering & Fabrication Division of Pacific Aerospace & Electronics, Inc. ("PA&E"), and Nova-Tech, Inc., a Washington corporation ("Buyer").

         Seller desires to sell, and Buyer desires to purchase, certain of Seller's assets related to the engineering portion of Seller's business in Mountlake Terrace, Washington, on the terms and conditions set forth in this Agreement.

         The parties agree as follows:

         1. Purchase and Sale. On the Closing Date (as defined in Section 3 below), Seller will sell, transfer, assign, convey and deliver to Buyer, and Buyer will purchase from Seller, all of Seller's right, title and interest in the assets listed on Schedule 1.1 to this Agreement (the "Assets"). The Assets will not include any assets not listed on Schedule 1.1. Without limiting the foregoing sentence, the Assets will not include Seller's books and records, cash or prepaid items, or accounts receivable. The sale of the Assets will be effected by Seller's execution and delivery to Buyer at Closing of a Bill of Sale in the form attached as Exhibit A (the "Bill of Sale") and any other instruments of transfer reasonably requested by Buyer, in form sufficient to vest in Buyer all Seller's right, title and interest in and to the Assets, free and clear of any liens, claims or encumbrances, except those liens, claims or encumbrances that Buyer agrees in writing to accept. PA&E is the assignee of record of the two patent applications included in the Assets. Accordingly, PA&E will deliver to Buyer at Closing assignments of those patent applications in the form attached as Exhibits B and C (the "Patent Assignments"). Seller will deliver the Assets to Buyer at Closing, at Seller's facility, "as is" without warranty of any kind (except as to title), including without limitation any warranty as to condition, performance, merchantability, or fitness for any purpose. At Closing, Buyer will assume and will become solely liable for the liabilities listed on Schedule 1.2 to this Agreement (the "Liabilities"). The Liabilities will not include any liabilities, including without limitation accounts payable, of Seller not listed on Schedule 1.2. The assumption of the Liabilities will be effected by Buyer's execution and delivery to Seller at Closing of an Assignment and Assumption Agreement in the form attached as Exhibit D (the "Assumption Agreement") and any other documents reasonably requested by Seller, in form sufficient to transfer the Liabilities to Buyer and to relieve Seller of any responsibilities for the Liabilities.

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         2.     Purchase Price. The purchase price for the Assets (the "Purchase
Price") is $350,000, payable as follows: (a) Buyer has delivered to Seller a non-refundable deposit of $50,000, which will be credited against the Purchase Price at Closing; and (b) Buyer will deliver to Seller at Closing the remaining amount of $300,000, which will be paid by wire transfer or certified check.

         3. Closing. The closing of the transaction contemplated in this Agreement (the "Closing") will take place at 2:00 p.m. on December 21, 2001 (the "Closing Date") at Seller's offices, or at such other time and place as the parties may agree.

         4. Representations and Warranties of Seller. Seller and PA&E jointly and severally represent and warrant to Buyer that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

                4.1 Authorization. Seller is a corporation, duly organized and validly existing under the laws of Washington. Seller has taken all corporate action necessary to authorize, and, to the extent required by applicable law, Seller's shareholder has approved, Seller's execution and delivery of, and the performance of its obligations under, this Agreement. Seller has full corporate power and authority to enter into, and to carry out its obligations under, this Agreement. Seller has duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Except for any required consents set forth on Schedule 4.2, the execution and delivery of this Agreement by Seller and the performance of its obligations hereunder will not conflict with, result in the breach of, or constitute a default under (a) Seller's Articles of Incorporation or Bylaws; (b) any note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Seller is a party or by which Seller is bound; or (c) any order, judgment, rule or regulation of any applicable authority that would have a material adverse effect on the Assets.

                4.2 Consents. Except as set forth on Schedule 4.2, no consent or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement by Seller.

                4.3     Assets.   Except as set forth on Schedule 4.3, Seller
has good and marketable title to all of the Assets (other than the patent applications), free and clear of all liabilities, claims, liens, sales agreements (conditional or otherwise), leases, or other encumbrances of any kind. Except as set forth on Schedule 4.3, PA&E has good and marketable title to the two patent applications being transferred as part of the Assets, free and clear of all liabilities, claims, liens, sales agreements (conditional or otherwise), licenses, or other encumbrances of any kind.

                4.4 Employment Matters. Seller will pay, and will indemnify Buyer against all salaries, vacation pay, medical and other employment benefits or severance payments due to be paid to its employees for all periods up to December 11, 2001, including any COBRA payments that may be applicable.

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                4.5     Brokers. Seller has not entered into or authorized any
arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction. Seller will indemnify Buyer against any claim for payment of any such fee.

        5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller that the following are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:

                5.1 Authorization. Buyer is a corporation, duly organized and validly existing under the laws of Washington. Buyer has taken all corporate action necessary to authorize the execution and delivery of, and the performance of its obligations under, this Agreement. Buyer has full corporate power and authority to enter into, and to carry out the terms of, this Agreement. Buyer has duly executed and delivered this Agreement, and this Agreement is a valid and binding obligation of Buyer, enforceable in accordance with its terms. The execution and delivery of this Agreement by Buyer and the performance of its obligations hereunder will not conflict with, result in the breach of, or constitute a default under: (a) Buyer's Articles of Incorporation or Bylaws; (b) any material note, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which Buyer is a party or by which Buyer is bound; or
(c) any order, judgment, rule or regulation of any applicable authority.

                5.2 Consents. No consent or approval by any third person or public authority is required to authorize, or is required in connection with, the execution, delivery or performance of this Agreement by Buyer. Buyer will indemnify Seller against any claim for payment of any such fee.

                5.3 Brokers. Buyer has not entered into or authorized any arrangements with any broker, finder, or investment banker that will result in payment of a fee in connection with this transaction.

        6. Pre-Closing Covenants. Buyer and Seller agree that, between the date of this Agreement and the Closing Date:

                6.1 Access. Subject to the terms of the separate Confidentiality Agreement between the parties dated November 14, 2001, and the separate Operating Agreement between the parties dated December 10, 2001, (a) each party will permit the other party and its agents to have access to the premises in which Seller conducts its engineering business, (b) Seller will provide Buyer with reasonable access to the books, records, and personnel files related to Seller's engineering business; and (c) Seller will furnish to Buyer such relevant information as Buyer reasonably requests.

                6.2 Operation of the Business. Buyer will operate the business in a reasonable and prudent manner, in accordance with the Operating Agreement between the parties dated December 10, 2001.

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                6.3     Assets. Neither party will transfer, lease, or dispose
of any of the Assets without the other party's prior written consent.

                6.4 Sublease. Seller will use its best efforts to obtain the consent of Seller's landlord to a sublease substantially in the form attached as Exhibit E (the "Sublease").

                6.5 Project Completion. Buyer and Seller will identify approximately 100 hours of Seller's backlog that Buyer agrees to complete for Seller, either before or after Closing, at a cost of $100 per hour, within a time frame and to quality levels agreed upon by the parties.

                6.6 Customers. Seller agrees to cooperate with Buyer to provide a reasonable level of assistance to Buyer, upon request, for the purpose of transferring existing relationships of Seller's engineering business to Buyer.

        7. Confidentiality. No information concerning one party that has been furnished to or obtained by another party in connection with this Agreement may be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants who reasonably need to know such information in connection with the transactions contemplated by this Agreement and who agree to be bound by this Section. Each party agrees not to use any such information for any purpose other than fulfilling its obligations under this Agreement. Each party agrees that, upon request, it will immediately return to the other party all such information in the event this Agreement is terminated before Closing. Notwithstanding the foregoing, this obligation shall not apply to information that (a) is, or becomes, publicly available from a source other than the other party; (b) was known and can be shown to have been known by the other party at the time of its receipt; (c) is received by the other party from a third party without breach of this Agreement; (d) is required by law or court order to be disclosed; or (e) is disclosed in accordance with the written consent of the other party. Buyer will not be prohibited from disclosing or using information regarding the Assets after Closing

        8. Closing Conditions of Buyer. The obligation of Buyer to purchase the Assets is subject to satisfaction, at or before the Closing, of each of the following conditions:

                8.1 Consents. All consents required to be obtained from any third-party, including those listed on Schedule 4.2, shall have been obtained.

                8.2 Representations, Warranties and Covenants. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as if made at Closing. Seller shall have complied with or performed, in all material respects, all covenants to be complied with or performed by it at or before the Closing Date.

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                8.3     Conveyance. Seller shall have executed and delivered to
Buyer the Bill of Sale, and Patent Assignments, and such other instruments of conveyance and transfer as Buyer may reasonably request in order to effect the transfer, assignment and conveyance of the Assets.

                8.4 Control of Assets. Seller shall have taken all steps necessary or desirable to place Buyer in possession and operating control of the Assets.

                8.5 Sublease. Seller shall have executed and delivered the Sublease to Buyer.

        9. Closing Conditions of Seller. The obligation of Seller to sell the Assets is subject to satisfaction, at or before the Closing, of each of the following conditions:

                9.1 Consents. All consents required to be obtained from any third-party, except as otherwise provided on Schedule 4.2, shall have been obtained.

                9.2 Representations, Warranties and Covenants. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as if made at Closing. Buyer shall have complied with or performed, in all material respects, all covenants to be complied with or performed by it at or before the Closing Date.

                9.3 Purchase Price. Buyer shall have delivered the Purchase Price to Seller as contemplated in Section 2 of this Agreement.

                9.4 Assumption Agreement. Buyer shall have executed and delivered the Assumption Agreement to Seller.

                9.5 Sublease. Buyer shall have executed and delivered the Sublease to Seller.

        10. Expenses. The parties each agree to bear their own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transaction contemplated in this Agreement.

        11. Indemnification by Buyer. Buyer agrees to indemnify and hold Seller and PA&E and their affiliates and representatives harmless from any claims, liabilities, damages or expenses, including without limitation attorneys' fees and costs that may arise out of Buyer's operation of the business conducted with the Assets after December 10, 2001, except to the extent caused by the negligence or willful misconduct of PA&E. The provisions of this
Section 11 will survive the termination of this Agreement.

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     12.  Indemnification by Seller and PA&E. The Seller and PA&E, jointly and severally, agree to indemnify and hold the Buyer and Buyer's affiliates, including Teal Sales, Inc., and representatives harmless from any claims, liabilities, damages or expenses, including without limitation attorneys' fees and costs, that may arise out of the operation of Seller's business or actions or conduct of Seller or PA&E prior to December 11, 2001, except to the extent assumed by Buyer in accordance with this Agreement. The provisions of this
Section 12 will survive the termination of this Agreement.

     13.  Termination.

          13.1 Termination Events. This Agreement may be terminated prior to
Closing: (a) by written agreement of the parties; or (b) by either Seller or Buyer if the Closing has not occurred on or before December 31, 2001, unless the terminating party's failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

          13.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 13.1, the parties will thereafter be released from all liabilities and obligations arising under this Agreement, unless such termination arises from a breach of this Agreement or except as otherwise provided in this Agreement.

     14. Survival. The representations, warranties, covenants and agreements of the parties contained in this Agreement or in any agreement delivered in accordance with this Agreement shall survive for a period of one year after the Closing.

     15. Notices. The parties shall deliver any notices required under this Agreement in writing by personal or courier delivery, facsimile transmission, or by registered or certified U.S. mail, return receipt requested, postage prepaid, to the addresses set forth below, or to such other address as specified by a party in writing. Notices shall be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or three days after the date on the U.S. postmark affixed to the notice.

     16. Attorneys' Fees. The prevailing party in any arbitration or litigation concerning this Agreement is entitled to reimbursement of its reasonable attorneys' fees, costs and expenses from the non-prevailing party, including fees, costs and expenses incurred on appeal.

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     17. Other Provisions. No party may assign its interest under this Agreement without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. The provisions of this Agreement, or of any agreement or document executed in connection with this Agreement, may be amended or waived only in a written agreement signed by the party against which enforcement is sought. If any portion of this Agreement is held to be invalid by a court of competent jurisdiction, the remaining terms of this Agreement shall remain in full force and effect to the extent possible. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof). This Agreement, its attached schedules and exhibits, and the documents executed in connection with this Agreement, including the Confidentiality Agreement and the Operating Agreement, contain the entire agreement of the parties with respect to the subject matter of this Agreement and supersede any prior agreements, written or oral, relating to their subject matter.

     18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute the same instrument.

                  [Remainder of page left intentionally blank]

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Executed as of the first date written above.

              BUYER:                NOVA-TECH, INC.


                                    By /s/ William B. Teal
                                       ---------------------------------------
                                       Name: William B. Teal
                                       Its:  President

              Address:              P.O. Box 130
                                    Edmonds, WA 98020


              SELLER:               SKAGIT ENGINEERING & MANUFACTURING, INC.


                                    By /s/ Werner Hafelfinger
                                       ---------------------------------------
                                       Name: Werner Hafelfinger
                                       Its:  President

              Address:              6808 220th St. SW, Suite 200
                                    Mountlake Terrace, WA 98043

              PA&E:                 PACIFIC AEROSPACE & ELECTRONICS, INC.


                                    By /s/ Werner Hafelfinger
                                       ---------------------------------------
                                       Name: Werner Hafelfinger
                                       Its:  V.P. Operations & COO

              Address:              430 Olds Station Road, Third Floor
                                    Wenatchee, WA 98801

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The following Exhibits and Schedules are omitted from the Asset Purchase
Agreement, dated as of December 21, 2001, between Skagit Engineering & Manufacturing, Inc. and Nova-Tech, Inc., filed as Exhibits and Schedules to the foregoing report on Form 10-Q, pursuant to Regulation S-K, item 601(b)(2). The Company agrees to furnish supplementally a copy of the omitted Exhibits and Schedules to the Securities and Exchange Commission upon request.


Exhibits
--------

Exhibit A         Bill of Sale
Exhibit B         Assignment of Patent Application
Exhibit C         Assignment of Patent Application
Exhibit D         Assignment and Assumption Agreement
Exhibit E         Sublease

Schedules
---------

1.1            List of Assets
1.2            List of Assumed Liabilities
4.2            Seller's Required Consents
4.3            Liens and Encumbrances

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